Exhibit 99.1

O-I Appoints Hugh Roberts to Board of Directors

PERRYSBURG, Ohio, October 18, 2007 — Owens-Illinois, Inc., (NYSE: OI) today announced that Hugh H. Roberts has been appointed to serve on the Company’s board of directors effective immediately. He will also serve as a member of the compensation committee.

Mr. Roberts spent 32 years at Kraft Foods Inc., in sales, marketing, strategic planning and general management. He built strong global experience while serving Kraft Foods International as president of the Central & Eastern Europe, Middle East & Africa region and also as president of the Asia Pacific region. From 2004 to June 2007, Mr. Roberts served as president, Kraft International Commercial, an $11 billion unit of $34 billion Kraft Foods, Inc.

Mr. Roberts also served on the management board of GS1, the global standards organization for business-to-business and on the board of directors for the Chicago Council on Global Affairs.

Mr. Roberts holds a bachelor’s degree in economics and a master’s degree in business administration from Harvard University in Cambridge, Mass.

“We welcome Hugh to the O-I Board of Directors. His strong consumer marketing perspectives, clear understanding of O-I’s customers and extensive international experience will be a great addition to the board as we move the organization into a more market-facing company,” said Al Stroucken, O-I Chairman and CEO.

About O-I

Millions of times a day, O-I delivers many of the world’s best-known consumer products to people all around the world. With the leading position in Europe, North America, Asia Pacific and Latin America, O-I provides consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the company employs more than 25,000 people with 83 manufacturing facilities in 22 countries. In 2006, net sales from continuing glass operations were $6.65 billion. For more information, visit http://www.o-i.com.

Media Contact: O-I, Lauren Dubilzig, +1 567-336-1312.

Investor Relations Contact: O-I, Sasha Sekpeh, +1 567-336-2355.

Copies of O-I news releases are available at the O-I Web site at www.o-i.com; or at www.prnewswire.com.